Exhibit 99.1

Inception Growth Acquisition Limited and AgileAlgo Holdings Limited Announce the Execution of a Definitive Business Combination Agreement

New York, Sept. 13, 2023 (GLOBE NEWSWIRE) -- Inception Growth Acquisition Limited (NASDAQ: IGTA, the “Company” or “IGTA”), a Delaware incorporated publicly traded special purpose acquisition company, and AgileAlgo Holdings Limited (“AgileAlgo”), a British Virgin Islands business company that, through its Singapore-based subsidiary, AgileAlgo Pte Ltd., is a maker of enterprise-grade natural language code generator for machine-learning and data management platforms, today announced they have entered into a definitive agreement for a business combination (the “Business Combination Agreement”). Upon closing of the business combination (the “Closing”), the combined company will be organized in the British Virgin Islands and renamed “Prodigy, Inc.” (the “Combined Company”) and expects to list its ordinary shares on Nasdaq under the ticker symbol “PRGY.”

Tony Tay, the founder of AgileAlgo, said: “AgileAlgo is thrilled to announce the partnership with IGTA to create more shareholder value. With our internally developed code generation technology and our deep knowledge on the software industry, we intend to leverage the power of AI to disrupt the way how the software industry works. The partnership with IGTA will allow us to access the capital market to speed up our growth in this critical moment of the industry. We are confident that we can add tremendous value to enterprises, as well as democratizing software development to everyone.”

Cheuk Hang Chow, the Chief Executive Officer of IGTA, said: “Our team has been actively and diligently searching for a target of highest standard to add value to our shareholders since our inception, and we are fortunate enough to find this rare opportunity to acquire AgileAlgo, a maker of enterprise-grade natural language code generator for machine-learning and data management platforms. We believe AgileAlgo possesses a top-notch management team and core technology that can automate a large part of the software industry and thereby create significant value. From our countless conversations with AgileAlgo’s founders Tony and Francis, we understand they have a big vision as well as the execution capability to achieve their vision. We are glad to be on this exciting journey to transform the software industry.”

Transaction Overview

Under the terms of the Business Combination Agreement, (a) IGTA will be merged with and into its newly formed subsidiary IGTA Merger Sub Limited, a British Virgin Islands business company (“PubCo”) (the “Redomestication Merger”), with PubCo surviving the Redomestication Merger as a British Virgin Islands business company, and (b) immediately thereafter, PubCo shall acquire the outstanding shares of AgileAlgo from AgileAlgo’s shareholders that are either parties to the Business Combination Agreement upon its initial signing (which constitute 88.3% of AgileAlgo’s issued and outstanding shares) or that become party to the Business Combination Agreement after its initial signing and the effectiveness of the registration statement for the transaction by executing and delivering a joinder agreement thereto (such AgileAlgo shareholders, collectively, the “Sellers”) in exchange for ordinary shares of PubCo (the “Share Exchange”) (collectively, the “Business Combination”).

The total consideration to be paid by PubCo to the Sellers at the Closing will be based on a pre-money equity value of $160 million for 100% of AgileAlgo’s outstanding shares (the “Exchange Consideration”), payable solely in new ordinary shares of PubCo, each valued at $10.00 per share, with 12.5% of the Exchange Consideration otherwise payable to the Sellers at the Closing (or $20 million if 100% of the AgileAlgo shareholders become Sellers under the Business Combination Agreement) (together with earnings thereon, the “Earnout Shares”) to be set aside in escrow at the Closing, subject to vesting and forfeiture if the consolidated gross revenues of the Combined Company and its subsidiaries during the three (3) fiscal quarter period beginning on October 1, 2024 (the “Revenues”) do not equal or exceed $15 million, based on a sliding scale where all of such Earnout Shares will be forfeited if the Revenues do not exceed $7.5 million.

The boards of directors of IGTA and AgileAlgo both unanimously approved the proposed business combination. The closing of the transaction is subject to approval by IGTA’s stockholders and AgileAlgo’s shareholders, and other customary closing conditions. It is currently anticipated that the transaction will close in the first quarter of 2024, but in no event later than June 13, 2024.

The description of the transaction contained herein is only a summary and is qualified in its entirety by reference to the definitive Business Combination Agreement relating to the transaction, a copy of which will be filed by IGTA with the Securities and Exchange Commission (the “SEC”) as an exhibit to a Current Report on Form 8-K.

Advisors

Loeb & Loeb LLP is serving as legal advisor to IGTA. Ellenoff Grossman & Schole LLP is serving as legal advisor to AgileAlgo. Porche Capital Ltd is acting as a business advisor to AgileAlgo in the proposed business combination.

About AgileAlgo Holding Limited

AgileAlgo, a British Virgin Islands business company, through its Singapore-based subsidiary, AgileAlgo Pte Ltd., is a maker of enterprise-grade natural language code generator for machine-learning and data management platforms. It utilizes Generative-Artificial Intelligence (“AI”) techniques to automate AI codes development and scaling to other technology stacks. AgileAlgo intends to grow and acquire IT consulting practices as well as work with large-scale project owners to drive down complexity, time and cost of producing software scripts and code, contributing to the transformation of the global workforce, which is now still heavily reliant on offshoring costs and capability.

For more information, visit https://www.agilealgo.ai/.

About Inception Growth Acquisition Limited

Inception Growth Acquisition Limited is a blank check company incorporated under the laws of Delaware whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses or entities.

Important Information About the Proposed Business Combination and Where to Find It

In connection with the Business Combination Agreement and the proposed business combination, IGTA intends to file relevant materials with the SEC, including a registration statement/proxy statement on Form S-4 that will also constitute a prospectus of PubCo with respect to its ordinary shares to be issued in the proposed business combination (the “proxy statement/prospectus”). Promptly after the registration statement on Form S-4 is declared effective by the SEC, the definitive proxy statement/prospectus (if and when available) will be delivered to IGTA’s stockholders entitled to vote at the meeting relating to the approval of the business combination and other proposals set forth in the proxy statement/prospectus. The Company may also file other relevant documents regarding the proposed business combination with the SEC. THIS PRESS RELEASE DOES NOT CONTAIN ALL THE INFORMATION THAT SHOULD BE CONSIDERED CONCERNING THE PROPOSED BUSINESS COMBINATION AND IS NOT INTENDED TO FORM THE BASIS OF ANY INVESTMENT DECISION OR ANY OTHER DECISION IN RESPECT OF THE BUSINESS COMBINATION. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS OF IGTA ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION AS THEY BECOME AVAILABLE, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION.

Investors and security holders may obtain free copies of the proxy statement/prospectus (if and when available) and other documents that are filed or will be filed with the SEC by IGTA through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by IGTA will be available free of charge at: Inception Growth Acquisition Limited, 875 Washington Street, New York, NY 10014, attention: Mr. Cheuk Hang Chow, Chief Executive Officer.

Participants in Solicitation

IGTA and AgileAlgo, and their respective directors and executive officers, may be deemed participants in the solicitation of proxies from IGTA’s stockholders in respect of the proposed business combination. IGTA’s stockholders and other interested persons may obtain more detailed information about the names and interests of these directors and officers in IGTA’s registration statement on Form S-4, which includes a proxy statement/prospectus, when it is filed with the SEC. Information about IGTA’s directors and executive officers and their ownership of IGTA shares of common stock is set forth in IGTA’s 10-K, filed with the SEC on April 14, 2023. These documents can be obtained free of charge from the sources specified above and at the SEC’s web site at www.sec.gov.

This press release does not contain all the information that should be considered concerning the business combination and is not intended to form the basis of any investment decision or any other decision in respect of the business combination. Before making any voting or investment decision, investors and security holders are urged to read the registration statement on Form S-4, the definitive proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed business combination as they become available because they will contain important information about the proposed business combination.

No Offer or Solicitation

This press release will not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the business combination. This press release will also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, as amended, or an exemption therefrom.

Forward-Looking Statements

The information in this press release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to the proposed business combination. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Such statements include, but are not limited to, statements regarding the proposed transaction, including the anticipated initial enterprise value, the benefits of the proposed transaction, integration plans, anticipated future financial and operating performance and results, including estimates for growth, and the expected timing of the transactions. Consequently, you should not rely on these forward-looking statements as predictions of future events. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that the business combination may not be completed in a timely manner or at all, which may adversely affect the price of IGTA’s securities; (ii) the failure to satisfy the conditions to the consummation of the business combination, including the approval of the Business Combination Agreement by the stockholders of IGTA; (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement; (iv) the outcome of any legal proceedings that may be instituted against any of the parties to the Business Combination Agreement following the announcement of the entry into the Business Combination Agreement and proposed business combination; (v) the ability of the parties to recognize the benefits of the Business Combination Agreement and the proposed business combination; (vi) the lack of useful financial information for an accurate estimate of future capital expenditures and future revenue; (vii) statements regarding AgileAlgo’s industry and market size; (viii) financial condition and performance of AgileAlgo, including the anticipated benefits, the implied enterprise value, the expected financial impacts of the business combination, potential level of redemptions of IGTA’s public stockholders, the financial condition, liquidity, results of operations, the products, the expected future performance and market opportunities of AgileAlgo; (ix) the impact from future regulatory, judicial, and legislative changes in AgileAlgo’s industry; (x) competition from larger technology companies that have greater resources, technology, relationships and/or expertise; and (xi) those factors discussed in IGTA’s filings with the SEC and that that will be contained in the definitive proxy statement/prospectus relating to the business combination. You should carefully consider the foregoing factors and the other risks and uncertainties that will be described in the “Risk Factors” section of the definitive proxy statement/prospectus and other documents to be filed by IGTA from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and while AgileAlgo and IGTA may elect to update these forward-looking statements at some point in the future, they assume no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, subject to applicable law. Neither AgileAlgo nor IGTA gives any assurance that AgileAlgo, or IGTA, or the Combined Company, will achieve its expectations.

Contact:

Inception Growth Acquisition Limited

Cheuk Hang Chow

Chief Executive Officer

cheukhangchow@inceptiongrowth1.com

(315) 636-6638

AgileAlgo Holdings Limited

Tony Tay
Co-Chief Executive Officer
tony.tay@agilealgo.com.sg
(65) 9680-8483

Francis Lee
Co-Chief Executive Officer
francis.lee@agilealgo.com.sg
(65) 8322-0331

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